Exhibit 5.22

Goldcorp Inc.

Suite 3400 – 666 Burrard St.

Vancouver, British Columbia

V6C 2X8 Canada

Ladies and Gentlemen:

RE: GOLDCORP INC. REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the use of our firm name and opinions in the offer and circular filed as part of the registration statement on Form F-10 relating to the exchange offer by Goldcorp Inc. for the issued and outstanding common shares of Exeter Resource Corporation. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Cariola Díez Pérez-Cotapos